UNITED STATES SECURITIES AND EXCHANGE
COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 7, 2010
MetLife, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-15787 (Commission File Number)	13-4075851 (IRS Employer Identification No.)

200 Park Avenue
New York, New York	10166-0188
(Address of Principal Executive Offices)	(Zip Code)
212-578-2211
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
Stock Purchase Agreement
On March 7, 2010, MetLife, Inc., a Delaware corporation (the “Company”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with ALICO Holdings LLC, a Delaware limited liability company (the “Seller”), and American International Group, Inc., a Delaware corporation (“AIG”), pursuant to which the Company agreed to acquire from the Seller all of the issued and outstanding capital stock of American Life Insurance Company, a stock life insurance company domiciled in the State of Delaware (“ALICO”), and to acquire from AIG all of the issued and outstanding capital stock of Delaware American Life Insurance Company, a stock life insurance company domiciled in the State of Delaware (together, with ALICO, certain transferred subsidiaries, joint ventures of ALICO and all non-United States branches, offices and units of the international life insurance business of ALICO, the “Transferred Businesses”) (the “Transaction”).
The Transaction, which is expected to close in late 2010 (the “Closing”), is subject to certain governmental approvals and determinations from the relevant authorities, including anti-competition approvals (or expirations of waiting periods) and insurance regulatory approvals in connection with the acquisition of the Transferred Businesses in the State of Delaware and in certain foreign jurisdictions, and certain U.S. state regulatory approvals (or expirations of waiting periods) in connection with the acquisition by the Seller on the Closing of the non-cash consideration, as well as other customary conditions to the Closing, including the execution and delivery of related transaction documents and the receipt of third party contractual consents.
Pursuant to the Stock Purchase Agreement, the Company will (i) pay $6.8 billion to the Seller in cash, and (ii) issue to the Seller (A) 78,239,712 shares of its common stock, (B) 6,857,000 shares of Series B Contingent Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock of the Company, which will be convertible into approximately 68,570,000 shares of the Company’s common stock upon a favorable vote of the Company’s stockholders, and (C) $3.0 billion aggregate stated amount of equity units of the Company, consisting of (x) forward purchase contracts obligating the holder to purchase a variable number of shares of the Company’s common stock on specified future dates for a fixed price and (y) an interest in shares of the Company’s preferred stock (collectively, the “Securities”). At a future date, the preferred stock forming part of the equity units will be mandatorily exchanged for an interest in debt securities of the Company, which will be subject to remarketing and sold to investors. Holders of the equity units who elect to include their debt securities in a remarketing can use the proceeds thereof to meet their obligations under the forward purchase contracts. The aggregate amount of the Company’s common stock expected to be issued in connection with the Transaction (including shares of common stock issuable upon conversion of the Series B Contingent Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock and shares of common stock issuable upon settlement of the forward purchase contracts forming part of the equity units) is expected to be approximately 214.6 million to 231.5 million shares.
Prior to the Closing, the Company and the Transferred Businesses will each be subject to certain business conduct restrictions.
The representations and warranties in the Stock Purchase Agreement are the product of negotiations among the parties thereto and are for the sole benefit of the parties thereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties thereto in accordance with the Stock Purchase Agreement without notice or liability to any other person. In some instances, the representations and warranties in the Stock Purchase Agreement may represent an allocation among the parties thereto of risks associated with particular matters regardless of the knowledge of any of the parties thereto. Consequently, persons other than the parties to the Stock Purchase Agreement may not rely upon the representations and warranties in the Stock Purchase Agreement as characterizations of actual facts or circumstances as of the date of the Stock Purchase Agreement or as of any other date.

For a period of two years following the Closing, AIG, the Seller and their respective affiliates will be prohibited, without the consent of the Company, from competing in the marketing and sale of specified lines of business and products in the United States and overseas. For a period of two years from the execution of the Stock Purchase Agreement, and, with respect to a broader group of employees and producers, for a period of two years from the Closing Date, AIG and the Seller are prohibited from soliciting for employment or hiring certain employees and producers of ALICO.
The Stock Purchase Agreement provides that the Seller will indemnify the Company for certain losses as described therein. The indemnification provided by the Seller with respect to breaches of certain representations and warranties is subject to a materiality threshold of $87,500, a deductible of $125 million and a cap of $2.25 billion.
In connection with the issuance and delivery of the Securities to the Seller as part of the payment of the Stock Purchase Agreement purchase price, the Company will enter into an Investor Rights Agreement on the Closing, with the Seller and AIG (a form of which is attached as Exhibit C to the Stock Purchase Agreement filed as Exhibit 2.1 hereto) (the “Investor Rights Agreement”). Pursuant to the Investor Rights Agreement, the Company will grant the Seller certain registration rights. The Investor Rights Agreement will also set forth certain agreements with respect to the Seller’s ownership, voting and transfer of the Securities.
Under the Investor Rights Agreement, commencing 270 days after the Closing, the Seller will be permitted to make up to three underwritten registered public offerings in any 365-day period, each with minimum aggregate gross proceeds of $500 million. In any such underwritten registered public offering, the Seller can sell (i) Securities in an amount up to 15% of the Company’s outstanding common stock and (ii) Securities with maximum aggregate proceeds of $4 billion. The Seller can sell Securities with maximum aggregate proceeds of $6.6 billion in any 180-day period. The Company may, in certain circumstances, defer a request by the Seller for registration or suspend an underwritten registered public offering for specified periods, but such deferrals or suspensions may not exceed 60 consecutive days or 195 days in the aggregate in any 365-day period.
The Investor Rights Agreement will contain a “standstill” provision which will limit actions by the Seller, AIG and their respective affiliates with respect to the Company and its securities. In addition, the Seller, AIG and their respective affiliates will be required to vote the common stock of the Company owned by them substantially in the same proportion as shares owned by other holders of the Company’s common stock are voted. Neither the Seller, AIG, nor any of their respective affiliates will, for the duration of the Investor Rights Agreement, be permitted to acquire or own in any capacity more than 23.5% of the common stock or other voting securities of the Company. The Seller may not transfer Securities which would (i) constitute the equivalent of 3.5% or more of the outstanding common stock of the Company to any one transferee or (ii) result, to the knowledge of the Seller, in any transferee beneficially owning more than 5% of the outstanding common stock of the Company. The Seller will be subject to a lock-up of 100% of the Securities for the first 270 days after the Closing, but will be able to transfer 50% of the Securities after the first 270 days and all of the Securities following the first anniversary of the Closing, subject to certain restrictions on the manner and volume of sale.

In connection with the acquisition of the Transferred Businesses, on the Closing the Company and ALICO will enter into a Special Asset Protection Agreement with the Seller (a form of which is attached as Exhibit E to the Stock Purchase Agreement filed as Exhibit 2.1 hereto) (the “Special Asset Protection Agreement”). The Special Asset Protection Agreement will provide for a loss sharing arrangement with respect to certain assets, whereby, if there is a default in the payment of scheduled interest or a default in the payment of principal or if an asset under certain conditions is sold or restructured at a loss, and the aggregate of any shortfalls exceeds $100 million, the Seller will have to pay ALICO 50% of such shortfalls in excess of $100 million. To the extent ALICO receives any payments from the Seller for an asset shortfall, ALICO must pay the Seller 50% of any recoveries on that asset (net of certain items) until the Seller has been reimbursed for all such payments.
The Seller’s consent will be required for the restructuring of an asset subject to the Special Asset Protection Agreement that would extend the term of the asset beyond the scheduled maturity date of that asset (including any tail or extension periods) and for the refinancing of an asset subject to the Special Asset Protection Agreement with a loan-to-value ratio between 75% and less than 90%. The refinancing of an asset with a loan-to-value ratio of less than 75% causes it to lose protection.
The Seller must consent to any sale of an asset subject to the Special Asset Protection Agreement if the loss recognized upon such sale exceeds the $100 million deductible and the loss would be more than 10% of the carrying value of the asset plus all accrued but unpaid interest on the asset. Otherwise, ALICO may sell an asset without the Seller’s consent. The Seller has a right of first refusal with respect to the sale of any asset subject to the Special Asset Protection Agreement other than a sale to an ALICO affiliate.
With certain exceptions, the Seller’s obligations to make payments to ALICO applies with respect to payment defaults which arise until December 31, 2016, unless, on that date, an asset has an uncured principal or interest payment default. In that situation, the Seller will remain obligated to make any payments on that asset until the next scheduled principal or interest payment, at which time, if the payment default remains uncured, the Seller will pay ALICO the excess of (i) 50% of the carrying value and all accrued but unpaid interest on that asset, minus (ii) any payments made by the Seller with respect to that asset for which ALICO has not reimbursed the Seller from any recoveries on that asset, subject to certain other applicable offsets.
Further, the Company and AIG will, on the Closing, enter into a Transition Services Agreement (a form of which is attached as Exhibit B to the Stock Purchase Agreement filed as Exhibit 2.1 hereto) (the “Transition Services Agreement”), pursuant to which each party shall provide to the other party (and its affiliates) scheduled services and access to certain facilities as well as certain migration services, knowledge transfer services, assistance with negotiations of third party vendor relationships and resuming services. Furthermore, additional services that were provided prior to the Closing, and that are identified within 120 days of the Closing, shall be provided by the applicable party on a commercially reasonable efforts basis. Scheduled services shall be provided for the agreed period of time and for an agreed extension period, with increased fees for services provided during the extension period. The term for services other than scheduled services will not exceed 24 months from the Closing, except with respect to migration services, which can last up to three months following the termination of the related service. Services can be terminated early on 30 days’ written notice to the party providing such service, subject to the service recipient paying any scheduled termination fees. The Transition Services Agreement also provides for a variety of indemnities, as well as dispute resolution mechanisms.
The foregoing description of the Transaction is not complete and is qualified in its entirety by reference to the complete text of the Stock Purchase Agreement (including the exhibits thereto), which is filed as Exhibit 2.1 hereto and incorporated herein by reference.
Bridge Financing Commitment Letter
On March 7, 2010, the Company entered into a commitment letter (the “Commitment Letter”) with Bank of America, N.A., Banc of America Securities LLC, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Credit Suisse AG, Cayman Islands Branch, Credit Suisse Securities (USA) LLC, HSBC Bank USA, N.A. and HSBC Securities (USA) Inc. for a senior credit facility in an aggregate principal amount of up to $5.0 billion (the “Senior Credit Facility”). The Senior Credit Facility will be used to finance any portion of the cash component of the purchase price of the Transaction that is not financed with sales of the Company’s securities. Borrowings under the Senior Credit Facility will bear interest at a variable annual rate based on LIBOR or a base rate, at our election, plus in each case an applicable margin. The base rate is the highest of (i) the Bank of America prime rate, (ii) the federal funds rate plus 0.50% and (iii) one month LIBOR plus 1.00%. The applicable margin varies according to the period of time elapsed since the Closing. Prior to the 90th day after Closing, the applicable margin is 2.00%. Subsequently, the applicable margin equals the Company’s five year credit default swap spread (the “CDS Margin”) plus a percentage that varies depending on the time elapsed since Closing, subject to a floor for the CDS Margin of 1.25% and a cap for the CDS Margin of 5.00%. Any borrowings under the Senior Credit Facility must be repaid by the 364th day following the Closing.
In addition to certain conditions precedent that are also provided in the Stock Purchase Agreement, the Commitment Letter has the following conditions precedent:
•	Satisfactory loan documentation, including receipt by the lead arrangers, at least five business days prior to Closing, of all documentation and other information required by regulatory authorities under applicable “know-your customer” and anti-money laundering regulations, to the extent requested by any lender.

•	Accuracy of representations and warranties in the loan documentation.

•	The absence of any event of default or incipient event of default under Senior Credit Facility.

•	There cannot be a Material Adverse Effect since (i) December 31, 2009 in the case of any event relating to the Company and its subsidiaries (other than the Transferred Businesses) or (ii) November 30, 2009 in the case of any event relating to any of the Transferred Businesses. The audited ALICO financial statements delivered pursuant to Section 6.16 of the Stock Purchase Agreement shall not reflect any changes in the Transferred Businesses’ business, operations (including results of operations), assets, liabilities, properties or condition (financial or otherwise), as compared to the unaudited financial statements for the fiscal year ended as of November 30, 2009 that have been delivered to the lead arrangers that would constitute a Material Adverse Effect.

The definition of Material Adverse Effect is substantially the same as the definition in the Stock Purchase Agreement except that any actions or omissions taken by the Seller with the Company’s consent also require the consent of the lenders for purposes of the Senior Credit Facility.

•	The Company shall have a rating of long-term indebtedness of BBB+/Baa1 or higher as of the Closing.

•	The Stock Purchase Agreement shall not have been amended or waived in any respect that is materially adverse to the lenders without the consent of the lead arrangers. However, that consent is not required for changes in the purchase price if the change is less than 5% of the amount set forth in the Stock Purchase Agreement. If the purchase price is reduced by between 5% and 10%, the Company must reduce the aggregate principal amount of the commitments under the Senior Credit Facility by an amount equal to one-third of the amount of any such decrease in the purchase price. If the change is an increase of between 5% and 10%, any funding source used to finance such increase must also be junior in right of payment to the Senior Credit Facility. This provision is not intended to apply to any adjustments to the purchase price or the composition of the cash and non-cash portions thereof that are expressly contemplated by the Stock Purchase Agreement or that result solely from fluctuations in the market value of the Company’s publicly-traded securities.

•	Without the consent of the lead arrangers, no change materially adverse to the lenders may be made in the terms of the sources of funding for the Transaction or any adjustments whereby more than $500 million in the aggregate is reallocated from a more junior to a more senior position among such sources (but in no event to a source senior to the Senior Credit Facility, including by means of any collateral, guaranty or other credit enhancement, but excluding any reallocation to Series B Contingent Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock).

•	(i) No later than 30 days prior to the Closing, the Company and/or its subsidiaries, as applicable, shall have made available to the investment bank and potential investors copies of an offering memorandum or prospectus for the offer and sale of securities, the net proceeds of which will be used to reduce commitments or repay outstanding amounts under the Senior Credit Facility and (ii) members of senior management of the Company and the Transferred Businesses shall be made available for due diligence and customary marketing activities for the securities offering.
Some of the lenders (and their respective subsidiaries or affiliates) for the Senior Credit Facility have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking, trust and other advisory services to the Company, its subsidiaries or affiliates. These parties have received, and may in the future receive, customary compensation from the Company, its subsidiaries or affiliates, for such services.
The foregoing description of the Commitment Letter and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the complete terms and conditions of the definitive documentation to be negotiated and executed in connection therewith, which will be filed with the Company’s first periodic report which is due after the definitive documentation is fully executed.

Item 3.02. Unregistered Sales of Equity Securities.
Pursuant to the Stock Purchase Agreement described above in Item 1.01 of this current report on Form 8-K, which disclosure is incorporated herein by reference, the Company has agreed to issue to the Seller, on the Closing, equity securities, including (i) 78,239,712 shares of the common stock, par value $0.01 per share, of the Company, (ii) 6,857,000 shares of Series B Contingent Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock of the Company which will be convertible into approximately 68,570,000 shares of the Company’s common stock upon a favorable vote of the Company’s stockholders and (iii) $3.0 billion aggregate stated amount of equity units of the Company, consisting of (a) forward purchase contracts obligating the holder to purchase a variable number of shares of the Company’s common stock on specified future dates for a fixed price and (b) an interest in shares of the Company’s preferred stock. At a future date, the preferred stock forming part of the equity units will be mandatorily exchanged for an interest in debt securities of the Company, which will be subject to remarketing and sold to investors. Holders of the equity units who elect to include their debt securities in a remarketing can use the proceeds thereof to meet their obligations under the forward purchase contracts. The issuance of the 78,239,712 shares of common stock, the 6,857,000 shares of Series B Contingent Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock, the shares of common stock issuable upon conversion of such preferred stock and the $3.0 billion aggregate stated amount of equity units and their initial component securities will be made pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. The issuance of the debt securities to be exchanged for the preferred stock forming part of the equity units will be made pursuant to an exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended.
The foregoing description is not complete and is qualified in its entirety by reference to the complete text of the Stock Purchase Agreement (including the exhibits thereto), which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits
2.1	Stock Purchase Agreement, dated as of March 7, 2010, by and among MetLife, Inc., ALICO Holdings LLC and American International Group, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METLIFE, INC.
By:	/s/ Gwenn L. Carr
	Name:	Gwenn L. Carr
	Title:	Executive Vice President

Date: March 11, 2010

EXHIBIT INDEX

Exhibit
Number	Exhibit
2.1	Stock Purchase Agreement, dated as of March 7, 2010, by and among MetLife, Inc., ALICO Holdings LLC and American International Group, Inc.